Exhibit 107

CALCULATION OF FILING FEE TABLE

FORM S-8

(FORM TYPE)

MARCHEX, INC.

(EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

TABLE 1: NEWLY REGISTERED SECURITIES

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	2021 Stock Incentive Plan, Class B Common Stock, $0.01 par value per share	Other(2)	1,261,566 Shares (3)	$2.1100 (3)	$2,661,905	$0.0000927	$246.76
Total Offering Amounts					$2,661,905		—
Total Fee Offsets							—
Net Fee Due							$246.76

(1)

This registration statement shall also cover any additional shares of Class B common stock which become issuable under the plan being registered pursuant to this Registration Statement by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of the Registrant’s outstanding shares of Class B common stock.

(2)

Estimated in accordance with Rule 457(h) under the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee. The computation with respect to unissued options is based upon the average high and low sale prices of the Class B common stock as reported on the NASDAQ Global Select Market on April 12, 2022.

(3)	Represents an increase in the number of shares authorized for issuance under the 2021 Stock Incentive Plan.